Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including the following Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that are based upon current expectations. These forward-looking statements fall within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements as a result of many factors, including product performance, a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in our research and development programs, the inability of patients to receive reimbursements from third-party payors, inadequate financial and other resources, global economic conditions, and the other risks set forth below under “Risk Factors” and elsewhere in this report. We assume no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results.

As further discussed in Note 1 in our Notes to Consolidated Financial Statements included as Exhibit 99.3 in this Current Report on Form 8-K, our consolidated financial statements for the years ended December 31, 2008 and 2007, as well as the financial information in the following discussion, have been adjusted for the retrospective application of FSP APB 14-1. The financial information contained in the discussion below reflects only the adjustments described in Note 1 to our consolidated financial statements included as Exhibit 99.3 in this Current Report on Form 8-K and does not reflect events occurring after March 5, 2009, the date of the original filing of our 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

We are a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems for ambulatory use by people with diabetes and for use by healthcare providers in the hospital for the treatment of both diabetic and non-diabetic patients. On March 24, 2006, we received approval from the FDA for our first product, the STS®, designed for up to three days of continuous use. On May 31, 2007, we received approval from the FDA for our second generation continuous glucose monitoring system, the SEVEN®, designed for up to seven days of continuous use, and we began commercializing this product in the third quarter of 2007. As part of our commercialization of the SEVEN, we discontinued sales of our STS three day durable system in the second quarter of 2007 and discontinued the sale of our three day sensors during the second quarter of 2008. On February 13, 2009, we received approval from the FDA for our third generation continuous glucose monitoring system, which we expect to brand the SEVEN PLUS, and we expect to begin commercializing this product in the first quarter of 2009. Our approvals allow for the use of our continuous glucose monitoring systems by adults with diabetes to detect trends and track glucose patterns, to aid in the detection of hypoglycemia and hyperglycemia and to facilitate acute and long-term therapy adjustments. Our approved products must be prescribed by a physician and include a disposable sensor, a transmitter and a small handheld receiver. Our approved products are indicated for use as adjunctive devices to complement, not replace, information obtained from standard home blood glucose monitoring devices and must be calibrated periodically using a standard home blood glucose monitor. The sensor is inserted by the patient and is intended to be used continuously for up to seven days after which it is removed by the patient and may be replaced by a new sensor. Our transmitter and receiver are reusable. On November 26, 2008, we received CE Mark (Conformité Européene) approval for the SEVEN, enabling commercialization of the SEVEN system in the European Union and the countries in Asia and Latin America that recognize the CE Mark. We expect to commercialize the SEVEN on a limited basis in the European Union in 2009. From inception to 2006, we devoted substantially all of our resources to start-up activities, raising capital and research and development, including product design, testing, manufacturing and clinical trials. Since 2006, we have devoted considerable resources to the commercialization of our ambulatory continuous glucose monitoring systems, including the SEVEN, as well as the continued research and clinical development of our technology platform. We have yet to seek approval from the FDA for our in-hospital continuous glucose monitoring system.

According to the World Health Organization, in 2006 there were more than 180 million people who suffered from diabetes worldwide. In 2007, there were an estimated 23.6 million people in the United States with diabetes, of which 17.9 million have been diagnosed, an increase of 2.8 million and 3.3 million, respectively, from 2005. The Centers for Disease Control and Prevention (CDC) estimates that approximately 4.8 million of these patients were treated with insulin. The increased prevalence of diabetes is believed to be the result of an aging population, unhealthy diets and increasingly sedentary lifestyles. According to the CDC, diabetes was the seventh leading cause of death by disease in the United States during 2007, and complications related to diabetes include heart disease, limb amputations, loss of kidney function and blindness.

According to the ADA, the direct medical costs and indirect expenditures attributable to diabetes in the United States were an estimated $174 billion in 2007, an increase of $42 billion since 2002. Of the $174 billion in overall expenses, the ADA estimates that approximately $116 billion were direct medical costs. According to industry sources, the worldwide market for personal glucose monitoring systems and related disposables, which include test strips and lancets, was approximately $6.2 billion in 2005, and was expected to grow to $8.9 billion during 2008.

We have built a direct sales organization to call on endocrinologists, physicians and diabetes educators who can educate and influence patient adoption of continuous glucose monitoring. We believe that focusing efforts on these participants is important given the instrumental role they each play in the decision-making process for diabetes therapy. We currently sell the SEVEN only in the United States and in portions of Europe, but plan to expand our sales elsewhere in the future. In September 2008, we established a wholly owned subsidiary in Sweden and hired a Vice President of International Business Development to begin our expansion outside the United States. To complement our direct sales efforts, we also employ clinical specialists who educate and provide clinical support in the field, and have entered into a limited number of distribution arrangements that allow distributors to sell our products. We believe our direct, highly-specialized and focused sales organization is sufficient for us to support our sales efforts and have no immediate plans to increase the size of the sales organization.

We are leveraging our technology platform to enhance the capabilities of our current products and to develop additional continuous glucose monitoring products. In January 2008, we entered into two separate development agreements, one with Animas, a subsidiary of Johnson & Johnson, and one with Insulet, to integrate our technology into the insulin pump product offerings of the respective partner, enabling the partner’s insulin pump to receive glucose readings from our transmitter and display this information on the pump’s screen. We are continuing clinical development of a fourth generation ambulatory product which we expect will further improve sensor reliability, stability and accuracy over the useful life of the sensor, and will be suited for large scale manufacturing. We also intend to seek approval for a pediatric indication (patients under 18 years of age) and a pregnancy indication (diabetes patients who become pregnant and patients who develop gestational diabetes) for our product platform in the future. In addition, we are developing a product platform specifically for the in-hospital glucose monitoring market, with an initial focus on the development of an intravenous sensor specifically for the critical care market. To that end, on November 10, 2008, we entered into a definitive collaboration agreement with Edwards to develop products for continuously monitoring glucose levels in hospitalized patients. Our development timelines are highly dependent on our clinical trials, and may be delayed due to scheduling issues with patients and investigators, institutional review boards, sensor performance and manufacturing supply constraints, among other factors. In addition, support of these clinical trials requires significant resources from employees involved in the production of our products, including research and development, manufacturing, quality assurance, and clinical and regulatory personnel. Even if our development and clinical trial efforts are successful, the FDA may not approve our products, and if approved, we may not achieve acceptance in the marketplace by physicians and patients.

As a medical device company, reimbursement from Medicare and private third-party healthcare payors is an important element of our success. On November 2, 2007, The Centers for Medicare and Medicaid, or CMS, released its 2008 Alpha-Numeric HCPCS File, which included three separate codes applicable to each of the three components of our continuous glucose monitoring systems, and HCPCS codes for continuous glucose monitoring became effective on January 1, 2008. HCPCS codes are billing codes used by Medicare and private third-party payors, but do not represent a reimbursement coverage decision by CMS and, to date, our approved products are not reimbursed by virtue of a national coverage decision by Medicare. As of January 2009, a number of private third-party payors have issued coverage policies for the category of continuous glucose monitoring devices. In addition, we have negotiated contracted rates with several of the largest private insurance providers in the United States for the purchase of our products by their members. Many of these coverage policies are restrictive in nature and require the patient to comply with documentation and other requirements to demonstrate medical necessity under the policy. In addition, patients who are insured by payors that do not offer coverage for our devices will have to bear the financial cost of the products. We currently employ in-house reimbursement expertise to assist patients in obtaining reimbursement from private third-party payors. We also maintain a field-based reimbursement team charged with calling on third-party private payors to obtain coverage decisions and contracts. We have had formal meetings and have increased our efforts to create coverage policies with third-party payors during 2008 and expect to continue to do so in 2009. However, unless government and other third-party payors provide adequate coverage and reimbursement for our products, patients may not use them.

We currently manufacture our devices at our headquarters in San Diego, California. In this facility we have more than 10,000 square feet of laboratory space and approximately 5,000 square feet of controlled environment rooms. During 2008, we also maintained a portion of our manufacturing operations at our second facility in San Diego, California, which was located at our former headquarters. In the fourth quarter of 2008, we exited the second facility and currently only conduct operations at our headquarters facility. In November 2008, our facilities were subject to a post-approval PMA and QSR audit by FDA. At the close of the inspection, FDA issued a Form 483 identifying several inspectional observations, the majority of which were corrected and verified while the FDA investigator was on site and, although we have no formal requirements or obligations to provide anything further to the FDA regarding these observations, in January 2009, we voluntarily provided formal written evidence to FDA of actions taken to address one remaining minor observation. Based on the results of this inspection, we believe we are in substantial compliance with the regulatory requirements for a commercial medical device manufacturer. We manufacture our SEVEN with components supplied by outside vendors and with parts manufactured internally. Key components that we manufacture internally include the wire-based sensor for our SEVEN. The remaining components and assemblies are purchased from outside vendors. We then assemble, test, package and ship the finished product, which includes a reusable transmitter, a receiver and a disposable sensor. We are expanding our manufacturing capacity in our facilities in San Diego, California. Our capacity expansion could be constrained by the lack of material availability, equipment design, production and validation, regulatory approval of any required additional facilities, personnel staffing and other factors.

Product revenues are generated from the sale of durable continuous glucose monitoring systems (receivers and transmitters) and disposable sensors through a direct sales force in the United States as well as through distribution arrangements in the United States and in portions of Europe. The sensor is inserted by the patient and intended to be used continuously for up to seven days, after which it may be replaced with a new disposable sensor. Our transmitter and receiver are reusable. In the event we establish an installed base of patients using our products, we expect to generate an increasing portion of our revenues through recurring sales of our disposable sensors. We recognize revenue on our products upon shipment and our sales terms provide for customer payment at the time of order, or payment due within negotiated contractual terms with insurance payors, or with the issuance of a purchase order or letter of credit for certain distributors and institutions.

From inception through December 31, 2008, we had generated $16.6 million of product and development grant (non-product) revenue, and we have incurred net losses in each year since our inception in May 1999. From inception through December 31, 2008, we had an accumulated deficit of $237.7 million. We expect our losses to continue as we continue our commercialization and research and development activities. We have financed our operations primarily through offerings of equity securities and convertible debt. In April 2005, we completed our initial public offering in which we sold 4,700,000 shares of common stock for net proceeds of $50.5 million. In March 2006, we entered into a Loan Agreement, which was subsequently amended in January 2008. As of December 31, 2008, we had an outstanding balance of $3.4 million under the Loan Agreement. In May 2006, we completed a follow-on public offering of 2,117,375 shares of our common stock for net proceeds of $47.0 million. In March 2007, we issued an aggregate principal amount of $60.0 million of 4.75% Convertible Senior Notes due in 2027. In February 2009, we completed a public follow-on stock offering of 15,994,000 shares of our common stock for net proceeds of approximately $45.6 million.

Financial Operations

Revenue

From inception through December 31, 2008, we generated $14.9 million in product revenue from the sale of our continuous glucose monitoring systems. We expect that revenues we generate from the sales of our products will fluctuate from quarter to quarter. During the first quarter of 2008, we entered into a joint development agreement with Animas Corporation and we recognize development grant revenue received pursuant to that agreement ratably over the term of the agreement. During the fourth quarter of 2008, we entered into a collaboration agreement with Edwards and we recognize development grant revenue received pursuant to that agreement ratably over the term of the agreement. From inception through December 31, 2008, we recognized $1.7 million in development grant revenue.

Cost of Sales

Product cost of sales includes direct labor and materials costs related to each product sold or produced, including assembly, test labor and scrap, as well as factory overhead supporting our manufacturing operations. Factory overhead includes facilities, material procurement and control, manufacturing engineering, quality control, supervision and management. These costs are primarily salary, fringe benefits, stock based compensation, facility expense, supplies and purchased services. The majority of our costs are currently fixed due to our relatively low production volumes compared to our potential capacity. All of our manufacturing costs are included in product cost of sales. Development cost of sales consists primarily of salaries, fringe, facilities, and supplies directly attributable to our development contracts.

Research and Development

Our research and development expenses primarily consist of engineering and research expenses related to our continuous glucose monitoring technology, clinical trials, regulatory expenses, materials and products for clinical trials. Until December 31, 2005 our manufacturing costs were included in research and development expense. Research and development expenses are primarily related to employee compensation, including salary, fringe benefits, stock based compensation, and temporary employee expenses. We also incur significant expenses to operate our clinical trials including clinical site reimbursement, clinical trial product and associated travel expenses. Our research and development expenses also include fees for design services, contractors and development materials.

Selling, General and Administrative

Our selling, general and administrative expenses primarily consist of salary, fringe benefits and stock based compensation for our executive, financial, sales, marketing and administrative functions. Other significant expenses include trade show expenses, sales samples, insurance, professional fees for our outside legal counsel and independent auditors, litigation expenses and expenses for board meetings.

Results of Operations

Fiscal year ending December 31, 2008 Compared to December 31, 2007

Revenue, Cost of Sales and Gross Margin

Product revenues increased $3.5 million to $8.1 million for the twelve months ending December 31, 2008 compared to $4.6 million for the twelve months ending December 31, 2007 based primarily on increased sales volume and higher average per unit selling prices. Product cost of sales increased $647,000 to $13.4 million for the twelve months ending December 31, 2008 compared to $12.7 million for the twelve months ending December 31, 2007. The increased product cost of sales associated with additional product sales was offset primarily by increased manufacturing absorption for the twelve months ending December 31, 2008 as compared to the same period in 2007. The product gross margin loss of $5.3 million for the twelve months ending December 31, 2008 decreased $2.8 million compared to $8.1 million for the same period in 2007, primarily due to increased revenue and better direct labor utilization.

Development grant revenues totaled $1.7 million for the twelve months ending December 31, 2008 and development cost of sales totaled $2.0 million. There were no development grant revenues or development cost of sales generated during 2007. The increase in both revenues and costs associated with development was primarily due to our entry into a joint development agreement with Animas Corporation during the first quarter of 2008 and our entry into a collaboration agreement with Edwards Lifesciences LLC in the fourth quarter of 2008.

Research and Development. Research and development expense increased $3.5 million to $19.6 million for the twelve months ending December 31, 2008, compared to $16.1 million for the twelve months ending December 31, 2007. Changes in research and development expense include $2.1 million in higher development costs and $1.4 million in higher clinical and regulatory and quality assurance costs. Major elements of increased research and development costs include $1.2 million in additional consulting fees, $1.2 million in increased facilities costs, and $415,000 in additional supplies.

Selling, General and Administrative. Selling, general and administrative expense increased $5.2 million to $27.7 million for the twelve months ending December 31, 2008, compared to $22.4 million for the twelve months ending December 31, 2007. The increase was primarily due to higher selling, legal and marketing costs. Major elements of increased selling, general, and administrative expenses include $1.4 million in higher share-based compensation, $852,000 in increased facilities costs, and $824,000 in higher salaries.

Interest Income. Interest income decreased $2.6 million to $1.2 million for the twelve months ending December 31, 2008, compared to $3.8 million for the twelve months ending December 31, 2007. The decrease in interest income was primarily due to lower average interest bearing cash and marketable securities balances and lower yields earned on those balances during the twelve months ending December 31, 2008 as compared to the same period of 2007.

Interest Expense. Interest expense increased $1.7 million to $7.3 million for the twelve months ending December 31, 2008, compared to $5.6 million for the twelve months ending December 31, 2007. The increase in interest expense was primarily due to our $60.0 million in Convertible Senior Notes outstanding for the entire twelve months ending December 31, 2008 compared to a shorter period of time during the twelve months ending December 31, 2007 following the issuance in March of 2007, and the adoption of FSP APB 14-1, which requires accretion of the debt discount to interest expense over the instrument’s expected life using the effective interest method.

Fiscal year ending December 31, 2007 compared to December 31, 2006

Revenue, Cost of Sales and Gross Margin. Revenues increased $2.5 million to $4.6 million for the twelve months ending December 31, 2007, compared to $2.2 million during the same period in 2006 following the launch of our first product in March of 2006 and our second generation product in June of 2007. Cost of sales increased $1.8 million to $12.7 million for the twelve months ending December 31, 2007, compared to $11.0 million for the twelve months ending December 31, 2006. The increase in cost of sales in 2007 was primarily attributed to supporting increased product sales and included $1.2 million in additional fixed overhead spending. The gross margin loss of $8.1 million for the twelve months ended December 31, 2007 decreased $680,000 compared to the same period in 2006, primarily due to increased revenue.

Research and Development. Research and development expense decreased $3.3 million to $16.1 million for the twelve months ending December 31, 2007, compared to $19.4 million for the same period in 2006. Development expenses decreased $2.9 million and clinical and regulatory costs decreased by $411,000. Major elements of declining research and development costs include $874,000 in lower tooling and fixture costs, $641,000 in lower facilities costs, and $467,000 in lower share-based compensation costs.

Selling, General and Administrative. Selling, general and administrative expense increased $1.3 million to $22.4 million for the twelve months ending December 31, 2007, compared to $21.1 million for the same period in 2006. The increase in expense was primarily due to $3.5 million in higher sales costs incurred for the entirety of fiscal 2007, compared to lower levels incurred during fiscal 2006 when we began building our sales force. The $3.5 million increase in selling related costs was partially offset by $2.4 million in lower marketing costs. Major changes in selling, general and administrative expense included $3.3 million in additional payroll related costs, offset by $1.1 million in lower legal expense and $942,000 in lower trade show costs. During 2007, $515,000 in separation payments to our former CEO and CFO were included within personnel expenses along with an additional $336,000 for their extended vesting and post-employment exercise period that was included within share-based compensation costs.

Interest Income. Interest income increased $966,000 to $3.8 million for the twelve months ending December 31, 2007, compared to $2.8 million for the same period in 2006. The increase in interest income was primarily due to higher average interest bearing cash, cash equivalents, and marketable securities balances attributed to the $60.0 million aggregate principal Convertible Senior Notes we issued in March of 2007.

Interest Expense. Interest expense increased $5.5 million to $5.6 million for the twelve months ending December 31, 2007, compared to $95,000 for the same period in 2006. The increase in interest expense was primarily due to $2.7 million in additional interest expense attributed to the $60.0 million aggregate principal Convertible Senior Notes we issued in March of 2007, and the adoption of FSP APB 14-1, which requires accretion of the debt discount to interest expense over the instrument’s expected life using the effective interest method.

Liquidity and Capital Resources

We are in the early commercialization stage and have incurred losses since our inception in May 1999. As of December 31, 2008, we had an accumulated deficit of $237.7 million and had working capital of $17.1 million. Our cash, cash equivalents and short-term marketable securities totaled $27.1 million, excluding $4.3 million in restricted cash. We have funded our operations primarily from the sale of equity and debt securities and our bank line, raising aggregate net proceeds of $169.4 million from equity sales and $46.3 million from debt sales through December 31, 2008. As of December 31, 2008 we had a total of $3.4 million outstanding under our amended bank equipment loan that we are required to repay through July 2011. On February 4, 2009, the Company completed a public follow-on stock offering selling an aggregate of 15,994,000 shares of its common stock for net proceeds of approximately $45.6 million.

Net Cash Used in Operating Activities. Net cash used in operating activities increased $4.3 million to $37.5 million for the twelve months ending December 31, 2008, compared to $33.2 million net cash used for the same period in 2007. The increase in cash used in operations was primarily due to $10.4 million in additional net loss, offset by $2.4 million in changes in operating assets and liabilities and $3.8 million in additional non-cash charges primarily comprised of share-based compensation and accretion related to convertible notes. Of the $2.4 million in changes in operating assets and liabilities, $12.0 million was due to additional deferred revenue and $3.5 million was due to additional restricted cash requirements.

Net Cash Provided By Investing Activities. Net cash provided by investing activities was $24.3 million for the twelve months ending December 31, 2008, compared to $8.4 million used for the same period of 2007. The increase in cash provided by investing activities was primarily due to $40.0 million decrease in cash used to purchase available-for-sale marketable securities offset by $8.1 million decreased in proceeds from the maturities of short-term marketable securities for the twelve months ending December 31, 2008 as compared to the same period in 2007. For the twelve months ending December 31, 2008, we invested $2.5 million in equipment to support manufacturing improvements compared to $3.4 million during the same period in 2007.

Net Cash Provided by Financing Activities. Net cash provided by financing activities decreased $43.9 million to $2.7 million for the twelve months ending December 31, 2008, compared to $46.6 million for the same period of 2007. The decrease was primarily due to the $46.3 million in net convertible debt proceeds generated for the twelve months ending December 31, 2007 compared to none in the same period of 2008.

Operating Capital and Capital Expenditure Requirements

We anticipate that we will continue to incur net losses for the foreseeable future as we incur expenses to commercialize our approved products, develop additional continuous glucose monitoring products, and expand our marketing, manufacturing and corporate infrastructure.

We believe that our cash, cash equivalents, short-term marketable securities balances, the cash received from our stock offering, and projected cash contributions from existing partnership arrangements will be sufficient to meet our anticipated cash requirements with respect to the scale-up of our commercialization activities, research and development activities, including clinical trials, the expansion of our marketing, manufacturing and corporate infrastructure, and to meet our other anticipated cash needs through 2009. If our available cash, cash equivalents and short-term marketable securities are insufficient to satisfy our liquidity requirements, or if we develop additional products, we may seek to sell additional equity or debt securities or obtain an additional credit facility. The sale of additional equity and debt securities may result in additional dilution to our stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We may require additional capital beyond our currently forecasted amounts. Any such required additional capital may not be available on reasonable terms, if at all. Additionally, there can be no assurance that we will be successful in obtaining additional cash contributions from future partnership arrangements. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our business.

Because of the numerous risks and uncertainties associated with the development of continuous glucose monitoring technologies, we are unable to estimate the exact amounts of capital outlays and operating expenditures associated with our current and anticipated clinical trials. Our future funding requirements will depend on many factors, including, but not limited to:

•	the revenue generated by sales of our approved products and other future products;

•	the expenses we incur in manufacturing, developing, selling and marketing our products;

•	the quality levels of our products and services;

•	the third party reimbursement of our products for our customers;

•	our ability to efficiently scale our manufacturing operations to meet demand for our current and any future products;

•	the costs and timing of additional regulatory approvals;

•

the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, including, but not limited to, defending the patent infringement lawsuit filed against us by Abbott;

•	the rate of progress and cost of our clinical trials and other development activities;

•	the success of our research and development efforts;

•	the emergence of competing or complementary technological developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	the acquisition of businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Contractual Obligations

In March 2007, we issued $60.0 million aggregate principal amount of Convertible Senior Notes due 2027 in a private offering. The notes are convertible into shares of common stock based on an initial conversion rate of 128.2051 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $7.80 per share. Interest on the notes is due semiannually on March 15 and September 15 of each year at a rate of 4.75% per year. The notes will be redeemable by us beginning March 20, 2010 at a price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest. Holders of the notes may require us to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain designated events, including a change of control. In addition, we will have the right to automatically convert the notes if the closing price of our common stock exceeds 150% of the conversion price or $11.70 per share, for at least 20 trading days during any 30-day period. If such an automatic conversion occurs before March 15, 2010, we are required to pay additional interest in cash or, at our option, in shares of our common stock. The holders of the notes may require us to repurchase the notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

As of December 31, 2008, we had an outstanding balance of $3.4 million due on our bank equipment loan. We are required to repay the outstanding balance in monthly installments through September 2009. On January 31, 2008, we amended our bank equipment loan to enable us to draw an additional $3.0 million. Beginning April 2008, this additional amount requires monthly amortized payments through the maturity date of July 2011.

In April 2006, we entered into an office lease agreement for approximately 66,400 square feet of additional facilities located in San Diego, California. The initial term of this lease is eight years and we have a five-year option to renew the lease upon the expiration of the initial term. In connection with the lease, we entered into a $664,000 letter of credit to secure future payments under the lease and paid a security deposit in the amount of $89,640 in April 2006. We also currently maintain a second lease for approximately 23,000 square feet which expires in 2011 for our former headquarters facility. We exited our former headquarters facility in the fourth quarter of 2008 and have yet to sublease the property. In January 2007, we entered into a sublease agreement to sublet an existing facility near our corporate headquarters to a third party. Under the terms of the agreement, we sublet approximately 7,000 square feet of facilities space at terms and conditions, including real estate taxes and operating costs, which mirror the original lease agreement. We retain obligations per the original lease which expires in May 2011. These facility leases have annual rental escalation clauses and are expensed on a straight-line basis. In November 2007, we entered into a one year lease for approximately 1,200 square feet of storage. In November 2008, we renewed the lease of the storage facility for an additional year. In September 2008, our subsidiary in Sweden entered into a three year lease for a small shared office space, which has a quarterly adjustment clause for rent to increase or decrease in proportion to changes in consumer prices. Excluding real estate taxes and operating costs, we are required to make future monthly payments for the period from December 2008 through April 2014 totaling $8.7 million.

We are party to various purchase arrangements related to components used in production and research and development activities. As of December 31, 2008, we had purchase commitments with certain vendors totaling approximately $3.3 million due within one year. There are no purchase commitments due beyond one year.

The following table summarizes our outstanding contractual obligations as of December 31, 2008 and the effect those obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Notes payable	$63,356	$1,931	$61,425	$—	—
Operating leases	8,673	1,680	3,816	2,705	472
Purchase commitments	3,254	3,254	—	—	—

Total	$75,283	$6,865	$65,241	$2,705	$472

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet activities.

Related Party Transactions

Our Chairman is a director of Oracle Corporation. We incurred costs totaling $105,000, $96,000, and $38,000 relating to an Oracle ERP system for the years ended December 31, 2008, 2007 and 2006, respectively. The Chairman was not involved in the selection of the Company’s ERP system. We believe that the aforementioned arrangement was at no less favorable rates to us than those that could have been obtained from unrelated third parties based on review of price quotations with third parties.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported revenue and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements included in our annual report on Form 10-K, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results.

Revenue Recognition

We sell durable systems and disposable units through a direct sales force in the United States as well as through distribution arrangements in the United States and in portions of Europe. Components are individually priced and can be purchased separately or together. The SEVEN durable system includes a transmitter, a receiver, a power cord, data management software and a USB cable. Disposable sensors for use with the SEVEN are sold separately in packages of four. The initial SEVEN durable system price is not dependent upon the purchase of any amount of disposable SEVEN sensors. We discontinued sales of our STS three day durable system in the second quarter of 2007 and we discontinued the sale of our three day sensors during the second quarter of 2008.

Revenue on product sales is recognized upon shipment, which is when title and the risk of loss have been transferred to the customer and there are no other post-shipment obligations. With respect to customers who directly pay for the products, the products are generally paid for at the time of shipment using a customer’s credit card and do not include customer acceptance provisions. We recognize revenue from contracted insurance payors based on the contracted rate. For non-contracted insurance payors, we obtain a prior authorization from the payor and recognize revenue based on the estimated collectible amount and historical experience. In all situations, we receive a prescription or statement of medical necessity and, for insurance reimbursement customers, an assignment of benefits prior to shipment.

After approval of our second generation continuous glucose monitoring system, the SEVEN, on May 31, 2007, we started taking orders for an “Upgrade Kit” to upgrade existing customers for $150. Before the Upgrade Kit became available for shipment, for systems sold that included an upgrade right, a portion of the sales price was allocated to the undelivered Upgrade Kit and deferred based on the fair value of the Upgrade Kit. This deferred revenue was recognized when the Upgrade Kit was delivered to the customer. As of December 31, 2008, we no longer had a deferred product revenue balance for this program.

In August 2007, we adopted a “30-day money back guarantee” program whereby customers who purchase the SEVEN durable system and a package of four disposable sensors may return the SEVEN durable system for any reason within thirty days of purchase and receive a full refund of their purchase price. At December 31, 2008, we maintained a reserve balance of $16,000 relating to this program. We accrue for estimated returns and/or refunds by reducing revenues and establishing a liability account at the time of shipment based on historical experience.

During 2008, we entered into distribution agreements with RGH Enterprises, Inc., or “Edgepark”, and other distributors that allow the distributors to sell our durable systems and disposable units. Revenue on product sales to distributors is recognized at the time of shipment, which is when title and risk of loss have been transferred to the distributor and there are no other post-shipment obligations. Revenue is recognized based on contracted prices and invoices are either paid by check following the issuance of a purchase order or letter of credit, or they are paid by wire at the time of placing the order. Terms of distributor orders are FOB shipping point (FCA shipping point for international orders). Distributors do not have rights of return per their distribution agreement outside of our standard warranty. We accrue for estimated returns, refunds and rebates by reducing revenues and establishing a liability account at the time of shipment based on historical experience. Our distributors typically have a limited time frame to notify us of any missing, damaged, defective or non-conforming products. For any such products, we shall either, at our option, replace the portion of defective or non-conforming product at no additional cost to the distributor or cancel the order and refund any portion of the price paid to us at that time for the sale in question. We have no intention of refunding or unwinding a prior sale and view any potential non-conformity solely as a warranty issue.

During 2008, we shipped product directly to Edgepark’s customers and recognized $1.2 million in revenue, which represents 12% of the Company’s revenues for the twelve months ending December 31, 2008. With respect to another domestic distributor, we shipped product to the distributor and recognized $162,000 in revenue from this arrangement for the twelve months ending December 31, 2008. This distributor stocks inventory of the product and fulfills orders from their inventory. We monitor shipments and on-hand inventory levels to this distributor, and at December 31, 2008, this distributor had a limited amount of our product in their inventory. In December 2008, we shipped a small amount of product to our international distributor in Europe.

During 2008, we have entered into collaborative license and development arrangements with strategic partners for the development and commercialization of products utilizing our technologies. The terms of these agreements typically include multiple deliverables by us (for example, license rights, provision of research and development services, and manufacture of clinical materials) in exchange for consideration to us of some combination of non-refundable license fees, funding of research and development activities, payments based upon achievement of development milestones and royalties in the form of a designated percentage of product sales or profits. We follow the provisions of the SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104, “Revenue Recognition” (“SAB 104”), and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). With the exception of royalties, these types of consideration are classified as development grant revenue in our consolidated statements of operations when revenue recognition is appropriate.

Non-refundable license fees are recognized as revenue when we have a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and we have no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements, are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. We recognize up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting.

For arrangements that are accounted for as a single unit of accounting, total payments under the arrangement are recognized as revenue on a straight-line basis over the period we expect to complete our performance obligations. The cumulative amount of revenue earned is limited to the cumulative amount of payments received as of the period ending date.

If we cannot reasonably estimate when our performance obligation either ceases or becomes inconsequential, then revenue is deferred until we can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance. Deferred revenue amounts are classified as current liabilities to the extent that revenue is expected to be recognized within one year.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which we are expected to complete our performance obligations under an arrangement.

During the first quarter of 2008, we entered into a development agreement with Animas Corporation which provided us with a development grant. During the fourth quarter of 2008, we entered into a collaboration agreement with Edwards which provided us with a development grant, and we recognized $1.5 million in revenue, which represents 15% of our total revenues for the twelve months ending December 31, 2008. As of December 31, 2008, we had $12.0 million in deferred revenue relating to our development agreements.

Share-Based Compensation

Our share-based employee compensation plans are described in the notes to our consolidated financial statements. On January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan based on estimated fair values. SFAS 123(R) supersedes our previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued SAB 107 relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. Our consolidated Statement of Operations as of and for the years ended December 31, 2008, 2007 and 2006 reflect the impact of SFAS 123(R). Share-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $7.7 million, $6.1 million, and $5.9 million, respectively. As of December 31, 2008, there was $20.0 million of unrecognized compensation cost related to outstanding options that is expected to be recognized as a component of our operating expenses through 2011. Compensation costs will be adjusted for future changes in estimated forfeitures.

Prior to January 1, 2006, we had adopted the disclosure-only provision of SFAS 123. Accordingly, we had not previously recognized compensation expense, except for share-based compensation expense accounted for in accordance with APB 25.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods as share-based compensation expense in our consolidated Statement of Operations. For the years ended December 31, 2008, 2007 and 2006, the Statement of Operations included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), we changed our method of attributing the value of share-based compensation to expense from the accelerated multiple-option approach to the straight-line single option method. Compensation expense for all share-based payment awards granted on or prior to December 31, 2005 will continue to be recognized using the accelerated multiple-option approach while compensation expense for all share-based payment awards granted subsequent to December 31, 2005 is recognized using the straight-line single-option method. As share-based compensation expense recognized in the Statement of Operations in fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under SFAS 123 for the periods prior to fiscal 2006, we accounted for forfeitures as they occurred.

As permitted by SFAS 123(R), we utilize the Black-Scholes option-pricing model as our method of valuation for share-based awards granted. The Black-Scholes model was previously utilized for our pro forma information required under SFAS 123. Our determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, the existing valuation models may not provide an accurate measure of the fair value of the our employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Prior to the adoption of SFAS 123(R), we presented deferred compensation as a separate component of stockholders’ equity. In accordance with the provisions of SFAS 123(R), on January 1, 2006 we reclassified the balance in deferred compensation to additional paid-in capital on our balance sheet.

Inventory

Inventories are valued at the lower of cost or market value. We make adjustments to reduce the cost of inventory to its net realizable value, if required, for estimated excess, obsolete and potential scrapped inventories. We estimate excess and obsolete inventories by identifying the amount of on hand and on order materials and comparing those to expected future sales for the next twelve months, taking into account clinical trial and development usage along with new product introductions on a part-by-part basis. We utilize a standard cost system to track inventories on a part-by-part basis that approximates first in, first out. If necessary, adjustments are made to the standard materials, standard labor and standard overhead costs to approximate actual labor and actual overhead costs. The labor and overhead elements of our standard costs are based on full utilization of our manufacturing capacity.

Clinical Trial Accounting

We record accruals for estimated clinical study expenses, comprising payments for work performed by contract research organizations, physicians and participating hospitals. These expenses can be a significant component of research and development expenses. We accrue expenses for clinical studies performed by contract research organizations based on estimates of work performed under the contracts. Expenses for setting up clinical trial sites and study initiation are accrued immediately. Clinical expenses related to patient enrollment and ongoing monitoring are accrued as the trials progress.

Warranty Accrual

We accrue for estimated warranty costs at the time of shipment. We estimate warranty accruals by analyzing the timing, cost and amount of returned product. We evaluate assumptions and historical warranty experience on at least a quarterly basis to determine the continued appropriateness of such assumptions.

Bonus Accrual

For the 2008 bonus plan, the Compensation Committee authorized an amount of up to 50% of salary and wages for non sales employees to be awarded from the pool based on the weighted average achievement measured against certain objectives. As targets were not met, no bonuses were paid under the 2008 bonus plan. Subsequently, the Compensation Committee approved discretionary bonuses totaling $112,000 and $522,000 in accrued bonuses were reversed during the fourth quarter of 2008.

Foreign Currency

The consolidated financial statements of the company’s non-U.S. subsidiary, whose functional currency is the Swedish Krona, is translated into U.S. dollars for financial reporting purposes. Assets and liabilities are translated at period-end exchange rates, and revenue and expense transactions are translated at average exchange rates for the period. Cumulative translation adjustments are recognized as part of comprehensive income and are included in accumulated other comprehensive income in the consolidated balance sheet. Gains and losses on transactions denominated in other than the functional currency are reflected in operations.

Restructuring Charges

In April 2006, we entered into a lease for our current headquarters facility due to additional space requirements. In the fourth quarter of 2008, we exited our former headquarters facility after moving all operations to our new headquarters facility. We have not yet entered into a sublease agreement for the former headquarters facility. Restructuring charges taken consist primarily of costs associated with permanently vacating our former headquarters facility. We recorded $355,000 in additional rent related expense in the fourth quarter of 2008 relating to this restructuring, which is included in operating expenses and cost of sales in our consolidated statement of operations. We account for facility exit costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which requires that a liability for such costs be recognized and measured initially at fair value on the cease-use date based on remaining lease rentals, adjusted for the effects of any prepaid or deferred items recognized, reduced by the estimated sublease rentals that could be reasonably obtained even if it is not the intent to sublease. As of December 31, 2008, accrued liabilities relating to this restructuring totaled $450,000, which includes $95,000 of deferred rent previously recorded for this property.

We are required to estimate future sublease income and future net operating expenses of the facilities, among other expenses. The most significant of these estimates have related to the timing and extent of future sublease income in which to reduce lease obligations, and the probability for which the sublease income can be expected. We have based estimates of sublease income, in part, on the opinions of independent real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, and the location of the respective facility, among other factors. Further adjustments to the facility exit liability accrual will be required in future periods if actual exit costs or sublease income differ from amounts currently expected. We will review the status of restructuring activities on a quarterly basis and, if appropriate, record changes to restructuring obligations in current operations based on management’s most current estimates. Exit costs we record under these provisions are neither associated with, nor do they benefit, continuing activities.

Income Taxes

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. Only tax positions that meet the more likely than not recognition threshold at the effective date may be recognized upon adoption of FIN 48.

We adopted FIN 48 as of January 1, 2007. Due to the valuation allowance, the adoption of FIN 48 did not impact our financial condition, results of operations or cash flows. As a result of the adoption, we recorded a net decrease to deferred tax assets of approximately $1.8 million and a corresponding reduction to valuation allowance. The following table summarizes the activity related to our gross unrecognized tax benefits (in thousands):

Balance at January 1, 2007	$2,181
Increases related to current year tax positions	405

Balance at December 31, 2007	$2,586

Balance at January 1, 2008	$2,586
Increases related to current year tax positions	491

Balance at December 31, 2008	$3,077

Due to the valuation allowance, none of the unrecognized tax benefits as of December 31, 2008, would reduce our annual effective tax rate. We do not expect unrecognized tax benefits to change significantly over the next 12 months.

We file income tax returns in the United States and in various state jurisdictions with varying statutes of limitations. Due to net operating losses incurred, our tax returns from inception to date are subject to examination by taxing authorities. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2008, we had no interest or penalties accrued for uncertain tax positions.

In accordance with FSP APB 14-1, the Company has recorded a debt discount of $26.6 million and a deferred tax liability of $10.5 million and has allocated $1.2 million of issuance costs to equity which results in a deferred tax asset of $476,000. Due to the valuation allowance maintained by the Company against its net deferred tax assets, the recording of the net deferred tax liability resulted in a reduction of the valuation allowance rather than in a reduction of additional paid-in capital.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of SFAS 157 by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, we adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year.

The fair value hierarchy described by the standard is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value and include the following:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157 did not have a material effect on our financial position or results of operations. The book values of cash and cash equivalents, short-term marketable securities, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these instruments.

Effective January 1, 2008, we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This Standard permits us to choose to measure many financial instruments and certain other items at fair value and established presentation and disclosure requirements. In adopting this Standard, we did not elect to measure any new assets or liabilities at their respective fair values.

In December 2007, the FASB ratified the consensus reached by the EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”). EITF 07-1 requires collaborators to present the results of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. Further, EITF 07-1 clarified that the determination of whether transactions within a collaborative arrangement are part of a vendor-customer (or analogous) relationship subject to EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). EITF 07-1 will be effective for us beginning on January 1, 2009. The adoption of EITF 07-1 is not expected to have a material effect on our financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”). The FSP requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using the Company’s nonconvertible debt borrowing rate. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The FSP also requires an accretion of the resultant debt discount over the expected life of the debt. The transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. The effective date of the FSP is for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides that we should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to our own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. We are assessing the potential impact of EITF 07-5 on the financial condition and results of operations, but have not yet completed our analysis.